Exhibit 99.1

Allmerica Financial Corporation Announces Leadership Change


Allmerica Financial Corporation today announced to its employees and property and casualty insurance agents that Robert P. Restrepo, Jr. has resigned as president of the Allmerica Property and Casualty Companies. Restrepo, who joined Allmerica in 1998, plans to leave the company later this year to pursue other career opportunities.

In a memo to employees, Allmerica Financial Corporation President and Chief Executive Officer Frederick H. Eppinger said, "After much conversation and consideration about Allmerica's increased focus on our property and casualty operation, Bob Restrepo and I have concluded that the property and casualty business should be directly managed by me as chief executive officer of Allmerica, with the support and input of the group's leadership team."

Restrepo plans to leave the company later this year to pursue other career opportunities, and has agreed to work over the next several weeks with Mr. Eppinger and the property and casualty operation's leadership team to clarify and sharpen the company's property and casualty subsidiaries.

In the memo, Eppinger told employees "I appreciate Bob's many contributions to Allmerica, as the leader of our property and casualty business and more recently as a member of the Office of the Chairman. Under Bob's direction, we have improved the profitability of our commercial lines business, instilled greater discipline in our underwriting and claims processes, upgraded our technology platform, focused greater resources in support of our better agents, and refined our regional company strategy, beginning the journey toward becoming a world class insurance organization. In particular, we have benefited from his strong leadership as we have successfully managed many of the challenges of the past 10 months. I hope you will join me in wishing Bob well as he considers his career options and begins a new chapter in his professional life."

Mr. Eppinger joined Allmerica last month, succeeding John F. O'Brien, who resigned as Allmerica's president and chief executive officer last year.